EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville and Lancaster, Kentucky

For Immediate Release February 2, 2015

Contact:

Kentucky First Federal Bancorp

Don Jennings, President
Clay Hulette, Vice President

(502) 223-1638

Kentucky First Federal Bancorp Announces Merger of Subsidiary Banks

Kentucky First Federal Bancorp (Nasdaq: KFFB) the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky announced today that the two subsidiary banks will merge, subject to regulatory approval.

Tony D. Whitaker, Chairman of the Company, stated that the banks had decided to merge in order to make various support and back-office functions more efficient. There will eventually be some cost savings as those efficiencies are realized. Lou Ella Farler, currently president and CEO of First Federal Savings and Loan of Hazard, will serve as the Hazard Area President of First Federal Savings Bank, alongside R. Clay Hulette who is Frankfort Area President and William H. Johnson who is Danville-Lancaster Area President. All employees of First Federal of Hazard will be retained and all directors of First Federal of Hazard will be offered a seat on the board, subject to regulatory approval.

After the merger, First Federal Savings Bank will operate from seven offices in Kentucky. It will have assets of approximately $304 million, net loans of approximately $244 million, deposits of approximately $209 million, and shareholder’s equity of approximately $62 million (with tangible equity of approximately $49 million).

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the ability of First Federal MHC to waive dividends and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the NASDAQ National Market under the symbol KFFB. At December 31, 2014, the Company had approximately 8,457,515 shares outstanding of which approximately 55.9% was held by First Federal MHC.